Exhibit 16.1

RBSM LLP

Accountants and Advisors
5 West 37th Street
9th Floor
New York, NY 10018
212.868.3669
212.868.3498/Fax

December 29, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of YzApp International Inc. (the "Company") pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about December 31, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

RBSM LLP

New York, NY Washington DC. Mumbai, India
Member of Russell Bedford International with affiliated offices worldwide